Exhibit 99.1

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Transocean Inc.
Post Office Box 2765
Houston TX 77252 2765

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Analyst Contact:	Jeffrey L. Chastain
713 232 7551
Media Contact:	Guy A. Cantwell
713 232 7647
News Release
FOR RELEASE: February 14, 2006
TRANSOCEAN INC. REPORTS
FOURTH QUARTER AND FULL-YEAR 2005 RESULTS
     HOUSTON—Transocean Inc. (NYSE: RIG) today reported net income for the three months ended December 31, 2005 of $151.6 million, or $0.45 per diluted share, on revenues of $771.2 million. The results compare to a net loss of $73.4 million, or $0.23 per diluted share, on revenues of $676.9 million, for the three months ended December 31, 2004. Results for the corresponding three months in 2004 included a net loss of $27.1 million, or $0.09 per diluted share, related to our previously reported disposition of TODCO and losses on the early retirement of debt totaling $48.4 million, or $0.15 per diluted share.
     For the 12 months ended December 31, 2005, net income totaled $715.6 million, or $2.13 per diluted share, on revenues of $2,891.7 million, compared to net income of $152.2 million, or $0.47 per diluted share, on revenues of $2,613.9 million for the corresponding 12 months in 2004. Net income for the 12 months ended December 31, 2005 included a net gain from TODCO stock sales of $165.0 million, or $0.49 per diluted share, gains resulting from the sale of three drilling rigs of $27.9 million, or $0.08 per diluted share, and a loss on the early retirement of debt of $6.7 million, or $0.02 per diluted share. The results for the comparable 12 months in 2004 included a net gain of $103.6 million, or $0.32 per diluted share, related to our previously reported disposition of TODCO, a gain from the sale of a drilling rig of $21.7 million, or $0.07 per diluted share and losses on the early retirement of debt of $76.5 million, or $0.24 per diluted share.
     The company continues to experience strong demand for its High-Specification Floaters fleet with 81% of the fleet committed under firm contracts in 2006, while 78% and 61% of the fleet time is under contract in 2007 and 2008, respectively. Customers are indicating a continued interest in long-term contracts extending toward the end of the decade, especially for the company’s Fifth-Generation Floaters fleet. There is also evidence of a broadening base of customers with deepwater drilling rig requirements for exploration and production drilling programs in various geographic locations. Some of these rig needs could potentially be addressed by new rig construction. The company is presently aware of a number of operators that have expressed an interest in awarding drilling contracts for newly constructed ultra-deepwater floaters. The contracted revenue backlog at February 14, 2006 for the company’s High-Specification Floaters fleet was approximately $9.7 billion, or 68% of the total fleet's contracted revenue backlog of $14.1 billion.
     The company’s fleet of 23 Other Floaters (mid-water units) is largely committed to contracts that extend into 2007, with three semisubmersible rigs remaining idle. Robust customer demand remains evident in most operating regions, including the North Sea, West Africa and India. The company was recently awarded contracts for two of its UK North Sea semisubmersibles, the Sedco 704 and Sedco 711, each for one-year durations and at significantly improved dayrates of $310,000 and $283,000, respectively. Both rigs are now committed to contracts that extend into 2008. The company has begun the reactivation of two previously idle semisubmersibles, the Transocean Prospect and Transocean Winner, both supported by multi-year contracts, which are expected to commence by June 2006 and October 2006, respectively. Two additional reactivations remain possible during 2006 involving the semisubmersible rigs C. Kirk Rhein, Jr. and Transocean Wildcat. At present, 70% of the Other Floaters fleet is under contract commitments in 2006, with 38% committed in 2007 and 23% in 2008.
     The company’s 25 Jackups are experiencing solid demand and rising dayrates in all regions. Contract durations are lengthening, with multi-year opportunities available in Asia, the Middle East and West Africa. The recently announced three-year contracts for drilling programs in India involving five of the company’s jackup rigs increased the 2006 committed time in this sector of the fleet to 83%, while 2007 and 2008 committed time improved to 64% and 39%, respectively.
     Lost revenues from out-of-service time resulting from the timing of shipyard and maintenance projects and rig mobilizations, as well as possible delays in the start of higher dayrate contracts will mostly offset anticipated revenue growth in the first two quarters of 2006. Delays in the start of higher dayrate contracts are generally related to contract provisions which allow our customers to extend contracts in order to complete a well-in-progress. The company currently expects operating and maintenance costs to exceed the level of costs reported for the fourth quarter of 2005 by approximately $30 to $50 million in the first quarter of 2006 and $70 to $90 million in the second quarter. The expected cost increases are due in part to the reactivation of the semisubmersible rigs Transocean Prospect and the Transocean Winner, the possible reactivation of the semisubmersible rig C. Kirk Rhein, Jr., shipyard projects, including projects on the drillship Discoverer Seven Seas, semisubmersible rigs Transocean Marianas and Sedco 709 and numerous maintenance projects on rigs across the fleet. Operating and maintenance costs for the second half of the year are expected to gradually decline toward the level experienced in the fourth quarter of 2005, although the possible reactivation of the semisubmersible rigs C. Kirk Rhein, Jr. and Transocean Wildcat, inflationary cost pressure and other factors could slow the anticipated decline. The combination of higher operating and maintenance expenses and lost revenue due to out-of-service time and delays in the start of higher dayrate contracts are expected to lead to generally flat earnings in each of the first two quarters of 2006 relative to the fourth quarter of 2005, excluding the effect of gains from potential rig sales. Our expected results during these quarters will be sensitive to the actual timing of shipyards, mobilizations and contract commencements.
     Operations Quarterly Review
     Revenues for the three months ended December 31, 2005 improved slightly to $771.2 million, compared to revenues of $762.6 million for the three months ended September 30, 2005. The improvement was due chiefly to higher average dayrates, particularly among the Other Floaters fleet, and improved revenues from integrated services activities, substantially offset by increased out-of-service time due to rig repairs and planned shipyard programs. The semisubmersible rigs Transocean Marianas and Deepwater Nautilus spent all or a significant portion of the quarter undergoing repairs following damage caused by hurricanes, while the jackup rigs Trident IV, Trident VIII and Shelf Explorer were in shipyards for all or a significant portion of the quarter for planned maintenance and repairs ahead of the commencement of new contracts. The Deepwater Nautilus returned to work in December 2005; however, the rig is expected to require an additional 60 days of out-of-service time in 2006 to complete repairs to its mooring system. The Transocean Marianas is expected to return to work by the end of the first quarter of 2006, but will require approximately 30 days additional out-of-service time in 2006 for repairs. The Shelf Explorer has commenced its new contract in Indonesia while the Trident IV and Trident VIII are expected to complete shipyard programs and commence new contracts by the end of February 2006 and March 2006, respectively. The increased level of out-of-service time resulted in a decline in fleet utilization to 78% during the three months ended December 31, 2005, from 82% in the previous quarter of 2005, with utilization of the High-Specification Floaters and Jackups experiencing the most significant reduction. The average fleet dayrate increased 6% to $113,300 during the three months ended December 31, 2005, from $107,100 in the previous quarter of 2005.
     Operating income before general and administrative expenses(1) totaled $207.2 million and field operating income (defined as revenues less operating and maintenance expense) was $314.2 million, for the three months ended December 31, 2005, down from $222.9 million and $324.4 million, respectively, for the three months ended September 30, 2005. The decline was due chiefly to higher operating and maintenance expense which increased 4% from the previous quarter in 2005 to $457.0 million, primarily resulting from rig repair costs and higher shipyard and integrated services activities. Repairs to the Deepwater Nautilus and Transocean Marianas totaled approximately

$13 million in the fourth quarter of 2005, while costs, net of deferrals, associated with scheduled rig maintenance ahead of new contracts for the semisubmersible rig Sedco Energy, drillship Peregrine I and jackup rigs Shelf Explorer and Trident VIII were approximately $27 million.
     Effective Tax Rate
     The company’s effective tax rate(2) for the 12 months ended December 31, 2005 was 16.8%, excluding the previously mentioned effects on income before tax related to the gains from the TODCO stock sales, rig sales and losses on retirement of debt, and excluding various discrete tax items. The actual effective tax rate of approximately 12% for the fourth quarter of 2005 reflects the effect of the lower annual effective tax rate, in addition to the impact of discreet tax items for the settlement of prior year tax disputes, adjustments of deferred tax and valuation allowances and other changes in estimates. The impact of these items in the fourth quarter of 2005 was a reduction in the tax provision of approximately $5 million.
     Share Buyback
     During the three months ended December 31, 2005, the company purchased $400 million of its ordinary shares, or 6,014,751 shares, pursuant to the $2 billion share repurchase authorization granted by the company’s Board of Directors in October 2005. The shares were purchased at an average price of $66.50 per share.
     Conference Call Information
     Transocean will conduct a teleconference call at 10:00 a.m. ET on February 14, 2006. To participate, dial 303-262-2175 approximately five to 10 minutes prior to the scheduled start time of the call. In addition, the conference call will be simultaneously broadcast over the Internet in a listen-only mode and can be accessed by logging onto the company’s website at www.deepwater.com and selecting “Investor Relations.” It may also be accessed via the Internet at www.CompanyBoardroom.com by typing in the company’s New York Stock Exchange trading symbol, “RIG.”
     A telephonic replay of the conference call should be available after 1:00 p.m. ET on February 14 and can be accessed by dialing 303-590-3000 and referring to the passcode 11051193. Also, a replay will be available through the Internet and can be accessed by visiting either of the above-referenced Worldwide Web addresses.
     Forward-Looking Disclaimer
     Statements regarding market and business outlook, client contract term interest, newbuild demand and opportunities, deepwater demand, contract backlog, committed fleet time, newbuild jackup rig marketing efforts, mooring system upgrades, duration of current demand cycle, rig demand, timing and impact of shipyard and maintenance projects and reactivations, revenues, costs, earnings, rig sales, out-of-service time, contract duration, contract opportunities, opportunities for the company, dayrates, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with international operations, future financial results, actions by customers and other third parties, factors affecting the duration of contracts including well-in-progress provisions, the actual amount of downtime, factors resulting in reduced applicable dayrates, hurricanes and other weather conditions, the future price of oil and gas and other factors detailed in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.
     Transocean Inc. is the world’s largest offshore drilling contractor with a fleet of 90 mobile offshore drilling units. The company’s mobile offshore drilling fleet, consisting of a large number of high-specification deepwater and harsh environment drilling units, is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company’s fleet consists of 32 High-Specification Floaters (semisubmersibles and drillships), 23 Other Floaters, 25 Jackups and other assets utilized in the support of offshore drilling activities worldwide. With a current equity market capitalization in excess of $25 billion, Transocean Inc.’s ordinary shares are traded on the New York Stock Exchange under the symbol “RIG.”
1 For a reconciliation of segment operating income before general and administrative expense to field operating income, see the accompanying schedule titled Non-GAAP Financial Measures and Reconciliations — Operating Income (Loss) Before General and Administrative Expense to Field Operating Income by Segment.
2 References to effective tax rate are based on the Effective Tax Rate as shown in the accompanying schedule titled Effective Tax Rate Analysis.

###	06-10

TRANSOCEAN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
Operating Revenues
Contract drilling revenues	$738.8	$626.9	$2,757.1	$2,416.4
Other revenues	32.4	50.0	134.6	197.5

	771.2	676.9	2,891.7	2,613.9

Costs and Expenses
Operating and maintenance	457.0	467.4	1,720.6	1,713.6
Depreciation	101.8	126.2	405.8	524.6
General and administrative	19.3	22.7	74.8	67.0

	578.1	616.3	2,201.2	2,305.2
Gain (loss) from disposal of assets, net	(5.2)	(4.4)	29.0	19.2

Operating Income	187.9	56.2	719.5	327.9

Other Income (Expense), net
Equity in earnings of unconsolidated affiliates	1.8	1.5	10.1	9.2
Interest income	5.6	2.8	19.6	9.3
Interest expense, net of amounts capitalized	(23.8)	(39.1)	(111.2)	(171.7)
Gain from TODCO Stock Sales	—	140.0	165.0	308.8
Non-cash TODCO tax sharing agreement charge	—	(167.1)	—	(167.1)
Loss on retirement of debt	—	(48.4)	(7.3)	(76.5)
Other, net	1.1	—	6.7	0.4

	(15.3)	(110.3)	82.9	(87.6)

Income (Loss) Before Income Taxes and Minority Interest	172.6	(54.1)	802.4	240.3
Income Tax Expense	21.0	17.1	86.8	91.3
Minority Interest	—	2.2	—	(3.2)

Net Income (Loss)	$151.6	$(73.4)	$715.6	$152.2

Earnings (Loss) Per Share
Basic	$0.46	$(0.23)	$2.19	$0.47

Diluted	$0.45	$(0.23)	$2.13	$0.47

Weighted Average Shares Outstanding
Basic	329.8	321.2	327.1	320.9

Diluted	336.1	321.2	339.4	325.2

TRANSOCEAN INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	December 31,
	2005	2004
ASSETS
Cash and Cash Equivalents	$445.4	$451.3
Accounts Receivable, net
Trade	582.5	426.5
Other	17.2	15.5
Materials and Supplies, net	156.2	144.7
Deferred Income Taxes, net	23.4	19.0
Other Current Assets	54.4	52.1

Total Current Assets	1,279.1	1,109.1

Property and Equipment	9,791.0	9,732.9
Less Accumulated Depreciation	3,042.8	2,727.7

Property and Equipment, net	6,748.2	7,005.2

Goodwill	2,208.9	2,251.9
Investments in and Advances to Unconsolidated Affiliates	8.1	109.2
Deferred Income Taxes	—	43.8
Other Assets	212.9	239.1

Total Assets	$10,457.2	$10,758.3

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts Payable	$254.0	$180.8
Accrued Income Taxes	27.5	17.1
Debt Due Within One Year	400.0	19.4
Other Current Liabilities	242.1	213.0

Total Current Liabilities	923.6	430.3

Long-Term Debt	1,197.1	2,462.1
Deferred Income Taxes, net	65.0	124.1
Other Long-Term Liabilities	286.2	345.2

Total Long-Term Liabilities	1,548.3	2,931.4

Commitments and Contingencies

Minority Interest	3.6	4.0

Preference Shares, $0.10 par value; 50,000,000 shares authorized, none issued and outstanding	—	—
Ordinary Shares, $0.01 par value; 800,000,000 shares authorized, 324,750,166 and 321,533,998 shares issued and outstanding at December 31, 2005 and 2004, respectively	3.2	3.2
Additional Paid-in Capital	10,565.3	10,695.8
Accumulated Other Comprehensive Loss	(20.4)	(24.4)
Retained Deficit	(2,566.4)	(3,282.0)

Total Shareholders’ Equity	7,981.7	7,392.6

Total Liabilities and Shareholders’ Equity	$10,457.2	$10,758.3

TRANSOCEAN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
Cash Flows from Operating Activities
Net income	$151.6	$(73.4)	$715.6	$152.2
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	101.8	126.2	405.8	524.6
Stock-based compensation expense	4.3	7.6	16.4	25.3
Deferred income taxes	33.7	(2.3)	27.1	18.1
Equity in earnings of unconsolidated affiliates	(1.8)	(1.5)	(10.1)	(9.2)
Net (gain)/loss from disposal of assets	5.2	4.4	(29.0)	(19.2)
Gain from TODCO Stock Sales	—	(140.0)	(165.0)	(308.8)
Non-cash TODCO tax sharing agreement charge	—	167.1	—	167.1
Loss on retirement of debt	—	48.4	7.3	76.5
Amortization of debt-related discounts/premiums, fair value adjustments and issue costs, net	(0.3)	(3.6)	(6.6)	(21.2)
Deferred income, net	2.5	20.2	(7.4)	35.3
Deferred expenses, net	(9.5)	(3.5)	17.6	(22.0)
Tax benefit from exercise of options to purchase and vesting of ordinary shares under stock-based compensation plans	2.0	5.9	22.1	5.9
Other long-term liabilities	4.8	4.8	22.8	10.2
Other, net	(2.9)	(5.5)	(17.3)	(6.1)
Changes in operating assets and liabilities
Accounts receivable	(3.1)	(6.1)	(149.8)	(29.3)
Accounts payable and other current liabilities	1.6	(56.5)	87.2	4.6
Income taxes receivable/payable, net	(37.6)	(4.2)	(50.6)	1.2
Other current assets	(3.8)	5.3	(21.9)	(5.3)

Net Cash Provided by Operating Activities	248.5	93.3	864.2	599.9

Cash Flows from Investing Activities
Capital expenditures	(37.0)	(27.2)	(181.9)	(127.0)
Proceeds from disposal of assets, net	13.8	6.6	74.1	52.9
Proceeds from TODCO Stock Sales, net	—	258.0	271.9	683.6
Reduction of cash from the deconsolidation of TODCO	—	(68.6)	—	(68.6)
Joint ventures and other investments, net	—	1.4	4.5	10.4

Net Cash Provided by (Used In) Investing Activities	(23.2)	170.2	168.6	551.3

Cash Flows from Financing Activities
Repayments on revolving credit agreement	—	(50.0)	—	(250.0)
Repayments on other debt instruments	—	(548.3)	(880.2)	(955.3)
Net proceeds from issuance of ordinary shares under stock-based compensation plans	23.4	10.4	219.5	30.4
Proceeds from issuance of ordinary shares upon exercise of warrants	—	—	10.6	—
Repurchase of ordinary shares	(400.0)	—	(400.0)	—
Decrease in cash dedicated to debt service	—	—	12.0	—
Other, net	(0.1)	(0.1)	(0.6)	1.0

Net Cash Used in Financing Activities	(376.7)	(588.0)	(1,038.7)	(1,173.9)

Net Decrease in Cash and Cash Equivalents	(151.4)	(324.5)	(5.9)	(22.7)

Cash and Cash Equivalents at Beginning of Period	596.8	775.8	451.3	474.0

Cash and Cash Equivalents at End of Period	$445.4	$451.3	$445.4	$451.3

Transocean Inc.
Fleet Operating Statistics

	Operating Revenues ($ Millions)
	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
Transocean Drilling Segment:	2005	2005	2004	2005	2004
Contract Drilling Revenues
High-Specification Floaters:
Fifth-Generation Deepwater Floaters	$221.4	$220.9	$190.7	$848.4	$781.0
Other Deepwater Floaters	$150.4	$161.8	$114.2	$583.2	$438.1
Other High-Specification Floaters	$59.5	$60.8	$45.7	$226.5	$142.0
Total High-Specification Floaters	$431.3	$443.5	$350.6	$1,658.1	$1,361.1
Other Floaters	$153.4	$136.1	$71.6	$491.9	$267.6
Jackups	$132.9	$133.2	$108.1	$520.8	$417.6
Other Rigs	$21.2	$22.8	$23.7	$86.3	$87.8
Subtotal	$738.8	$735.6	$554.0	$2,757.1	$2,134.1
Other Revenues
Client Reimbursable Revenues	$21.1	$19.8	$18.2	$84.8	$73.8
Integrated Services and Other	$11.3	$7.2	$18.8	$49.8	$72.5
Subtotal	$32.4	$27.0	$37.0	$134.6	$146.3
Segment Total	$771.2	$762.6	$591.0	$2,891.7	$2,280.4

TODCO Segment (2)
Contract Drilling Revenues	$—	$—	$72.9	$—	$282.3
Other Revenues
Client Reimbursable Revenues	$—	$—	$5.7	$—	$21.9
Delta Towing and Other	$—	$—	$7.3	$—	$29.3
Subtotal	$—	$—	$13.0	$—	$51.2
Segment Total	$—	$—	$85.9	$—	$333.5

Total Company	$771.2	$762.6	$676.9	$2,891.7	$2,613.9

	Average Daily Revenue (1) (3)
	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
Transocean Drilling Segment:	2005	2005	2004	2005	2004
High-Specification Floaters:
Fifth-Generation Deepwater Floaters	$215,800	$197,100	$180,100	$198,000	$185,700
Other Deepwater Floaters	$138,800	$141,700	$119,400	$134,700	$107,800
Other High-Specification Floaters	$161,700	$166,300	$135,700	$162,900	$120,000
Total High-Specification Floaters	$174,100	$168,800	$149,000	$165,700	$144,000
Other Floaters	$98,500	$90,400	$64,000	$86,500	$64,300
Jackups	$64,900	$58,900	$55,800	$59,800	$53,100
Other Rigs	$48,500	$48,000	$48,100	$47,300	$45,100
Segment Total	$113,300	$107,100	$93,900	$105,100	$91,100

TODCO Segment (2)	$—	$—	$28,600	$—	$26,900

Total Drilling Fleet	$113,300	$107,100	$74,200	$105,100	$71,300

	Utilization (1) (3)
	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
Transocean Drilling Segment:	2005	2005	2004	2005	2004

High-Specification Floaters:
Fifth-Generation Deepwater Floaters	86%	94%	89%	90%	88%
Other Deepwater Floaters	79%	83%	69%	79%	74%
Other High-Specification Floaters	100%	99%	92%	95%	81%
Total High-Specification Floaters	84%	89%	80%	86%	81%
Other Floaters	71%	68%	50%	65%	45%
Jackups	89%	98%	81%	94%	83%
Other Rigs	49%	51%	54%	50%	50%
Segment Total	78%	82%	69%	79%	68%

TODCO Segment (2)	—	—	47%	—	43%

Total Drilling Fleet	78%	82%	61%	79%	58%

(1)	Average daily revenue is defined as contract drilling revenue earned per revenue earning day in the period. A revenue earning day is defined as a day for which a rig earns dayrate after commencement of operations. Utilization is defined as the total actual number of revenue earning days in the period as a percentage of the total number of calendar days in the period.

(2)	TODCO was deconsolidated effective December 17, 2004.

(3)	Excludes a drillship engaged in scientific geological coring activities, the Joides Resolution, that is owned by a joint venture in which we have a 50 percent interest and is accounted for under the equity method of accounting.

Transocean Inc. and Subsidiaries
Non-GAAP Financial Measures and Reconciliations
Operating Income (Loss) Before General and Administrative Expense
to Field Operating Income by Segment
(in US$ millions)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2005	2005	2004	2005	2004
Transocean Drilling Segment
Operating revenue	$771.2	$762.6	$591.0	$2,891.7	$2,280.4
Operating and maintenance expense (1)	457.0	438.2	405.9	1,720.6	1,432.6
Depreciation	101.8	102.1	106.2	405.8	432.6
(Gain) loss from disposal of assets, net	5.2	(0.6)	5.0	(29.0)	(13.4)

Operating income before general and administrative expense	207.2	222.9	73.9	794.3	428.6
Add back: Depreciation	101.8	102.1	106.2	405.8	432.6
(Gain) loss from disposal of assets, net (1)	5.2	(0.6)	5.0	(29.0)	(13.4)

Field operating income	$314.2	$324.4	$185.1	$1,171.1	$847.8

TODCO Segment (2)
Operating revenue	$—	$—	$85.9	$—	$333.5
Operating and maintenance expense (1) (3)	—	—	61.5	—	281.0
Depreciation	—	—	20.0	—	92.0
(Gain) loss from disposal of assets, net	—	—	(0.6)	—	(5.8)

Operating income (loss) before general and administrative expense	—	—	5.0	—	(33.7)
Add back: Depreciation	—	—	20.0	—	92.0
(Gain) loss from disposal of assets, net (1)	—	—	(0.6)	—	(5.8)

Field operating income	$—	$—	$24.4	$—	$52.5

(1)	Loss on retirement for Q4 05, Q3 05, Q4 04, YTD Q4 05 and YTD Q4 04 of $6.7 million, $1.6 million, $7.4 million, $10.4 million and $12.7 million, respectively, was reclassed out of Operating and maintenance expense and into Gain (loss) from disposal of assets, net for each period presented.

(2)	Amounts are representative of TODCO’s results through December 16, 2004. TODCO was deconsolidated effective December 17, 2004 in connection with the December offering and conversion of the Company’s remaining TODCO Class B common stock to Class A common stock.

(3)	Q4 04 and YTD 04 include $6.0 million and $32.3 million, respectively, of operating and maintenance expense that TODCO classified as general and administrative expense.

Transocean Inc. and Subsidiaries
Effective Tax Rate Analysis
(in US$ millions)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2005	2005	2004	2005(3)	2004(3)
Income (Loss) before Income Taxes and Minority Interest	$172.6	$195.1	$(54.1)	$802.4	$240.3
Add back (subtract):
Stock option vesting resulting from the TODCO IPO	—	—	—	—	7.1
Loss on retirement of debt	—	0.6	48.4	7.3	76.5
Gain on sale of assets	—	—	(0.1)	(32.8)	(21.7)
Gain on TODCO Stock Sales	—	—	(140.0)	(165.0)	(308.8)
Income from TODCO tax sharing agreement	(1.3)	(10.1)	—	(11.4)	—
Write-off of receivable from related party	—	—	167.1	—	167.1

Adjusted Income before Income Taxes and Minority Interest	$171.3	$185.6	$21.3	$600.5	$160.5

Income Tax Expense	$21.0	$24.7	$17.1	$86.8	$91.3
Add back (subtract):
Valuation allowance related to TODCO Stock Sales	—	—	(15.1)	—	(32.4)
Other	—	—	—	—	(1.1)
Changes in estimates (1)	4.8	8.5	16.2	18.9	21.9
Gain on sale of assets	—	—	—	(4.8)	—

Adjusted Income Tax Expense (2)	$25.8	$33.2	$18.2	$100.9	$79.7

Tax Rate	12.2%	12.7%	-31.6%	10.8%	38.0%

Effective Tax Rate	15.1%	17.9%	85.4%	16.8%	49.7%
(1)	Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in deferred taxes, valuation allowances on deferred taxes and other tax liabilities.
(2)	The three months ended December 31, 2005, September 30, 2005 and December 31, 2004 include $(3.0) million, $0.8 million and $(3.3) million, respectively, of additional tax expense (benefit) reflecting the catch-up effect of an increase in the annual effective tax rate.
(3)	Cumulative year-to-date amounts may include amounts which were not included in a particular quarter presented for that year.